Exhibit 99

FOR IMMEDIATE RELEASE	For further information, contact Doug Craney 708-450-3117

Alberto-Culver Reports Strong Double-Digit Growth in Revenue and Earnings From

Continuing Operations in the Third Quarter;

Announces Additional 5 Million Share Repurchase Authorization

Melrose Park, IL, (July 28, 2008) – Alberto-Culver Company (NYSE: ACV), a leading manufacturer and marketer of personal care products including TRESemmé, Alberto VO5, Nexxus and St. Ives, today announced strong record sales and earnings from continuing operations for its third quarter and first nine months of fiscal year 2008. As a result of the pending divestiture of Cederroth International, continuing operations excludes the results for Cederroth, which are included in discontinued operations.

Third Quarter:

•	Net sales for the third quarter increased 12.3% to $364.9 million from $325.0 million in the prior year quarter.

•

Pre-tax income from continuing operations increased 29.9% to $42.7 million from $32.9 million in the prior year quarter. Excluding restructuring and other expenses of $2.7 million in the current quarter and $1.4 million in the prior year quarter, pre-tax earnings from continuing operations increased 32.4% to $45.4 million compared to $34.3 million in the prior year quarter.

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Diluted earnings per share from continuing operations increased 26.1% to 29 cents from 23 cents in the prior year quarter. Excluding restructuring and other expenses, diluted earnings per share from continuing operations increased 29.2% to 31 cents versus 24 cents in the prior year quarter. Diluted earnings per share from continuing operations in the current quarter includes approximately three cents of benefit from the reversal of a contingent liability that was favorably settled during the quarter and one-time tax benefits of approximately one cent. The prior year quarter also included one-time tax benefits of approximately one cent.

Alberto-Culver Third Quarter and Nine Month	Page 2
Fiscal Year 2008 Earnings Release

Nine Months:

•	Net sales for the first nine months of fiscal year 2008 increased 10.6% to $1.06 billion from $955.7 million in the prior year.

•

Pre-tax income from continuing operations increased to $125.4 million from $63.0 million in the prior year. Excluding restructuring and other expenses of $9.6 million in the current year and $32.0 million in the prior year, pre-tax earnings from continuing operations increased 42.0% to $135.0 million compared to $95.0 million in the prior year.

•

Diluted earnings per share from continuing operations increased to 85 cents from 44 cents in the prior year. Excluding restructuring and other expenses, diluted earnings per share from continuing operations increased 37.9% to 91 cents versus 66 cents in the prior year. Diluted earnings per share from continuing operations in the nine month period includes approximately three cents of benefit from the reversal of a contingent liability that was favorably settled during the quarter and one-time tax benefits of approximately one cent. The prior year nine month period also included one-time tax benefits of approximately one cent.

Commenting on the third quarter, Alberto-Culver President and Chief Executive Officer V. James Marino said, “In a challenging economic environment we were able to deliver another record quarter of sales and earnings growth. Our strong results in the quarter, which were in line with our expectations, were driven mainly by growth in our core beauty care brands in the U.S. and international markets. TRESemmé generated another exceptional quarter of sales growth, showing continued strength in our core markets while also being launched in Spain. Other beauty brands including St. Ives, Alberto VO5 and Nexxus also grew during the quarter. These are very strong results, especially when considering the U.S. and UK hair care categories are a bit soft.”

In addition, Mr. Marino noted that during the quarter the company announced several events that enhance its focus, lowers complexity and builds value for shareholders. The company announced the pending divestiture of Cederroth International, repurchased approximately 3.8 million shares of common stock, retired $120 million of debt and also announced the closure of its Puerto Rico manufacturing facility.

Mr. Marino added, “While business fundamentals in terms of growth and margins remain solid, as we’ve said before, fourth quarter sales growth will be tempered by a difficult comparison due to the timing of various initiatives and the expansion of Nexxus into the club channel a year ago.”

Alberto-Culver Third Quarter and Nine Month	Page 3
Fiscal Year 2008 Earnings Release

The Company reported that its gross profit margin increased to 54.2% compared to 52.8% in the prior year quarter, mainly due to more effective inventory management and manufacturing efficiencies partially offset by higher input costs. Advertising and other marketing investments increased 14.3% during the quarter to $70.7 million from $61.8 million in the prior year quarter. Selling and administrative expenses as a percentage of net sales decreased 90 basis points to 22.7% compared to 23.6% in the prior year quarter. This was due mainly to the reversal of a contingent liability that was favorably settled during the quarter that offset expenditures related to the planned implementation of a new worldwide ERP system, costs associated with the start-up of our Jonesboro, Arkansas manufacturing facility and higher stock option and other incentive expenses. For the first nine months of fiscal year 2008 gross profit margin increased to 53.9% compared to 52.5% in the prior year period, while advertising and other marketing investments increased 9.9% to $194.6 million from $177.0 million in the prior year. Selling and administrative expenses as a percentage of net sales decreased 80 basis points to 23.4% compared to 24.2% in the prior year.

Carol Lavin Bernick, Executive Chairman of the Company, stated, “This was another terrific sales and earnings growth quarter for Alberto-Culver and its shareholders. As the operating environment changes around us, we continue to position our company to better facilitate growth in those categories where we excel, and our pending divestiture of Cederroth International allows us to sharpen our focus on beauty care.”

Mrs. Bernick also announced the Company’s board of directors, in addition to approving the regular 6.5 cent quarterly cash dividend, also approved an additional 5 million share repurchase authorization. The dividend will be paid on August 20, 2008 to shareholders of record on August 4, 2008.

On May 18, 2008, the Company entered into an agreement to sell its Cederroth International business and accordingly, Cederroth is reported as discontinued operations in all periods presented. Pursuant to the transaction agreement, a fund managed by CapMan, a Nordic based private equity firm, will purchase all of the issued and outstanding shares of Cederroth International AB, a wholly owned subsidiary of the Company. The transaction is expected to close in mid-fourth quarter. At closing, CapMan will pay 159.5 million Euros, subject to adjustment, to Alberto Culver AB, a wholly-owned Swedish subsidiary of the Company. The Company has entered into a deal contingent forward contract to sell the Euros it expects to receive in exchange for U.S. dollars.

On November 16, 2006, the Company closed a transaction that separated its consumer products business from its beauty supply distribution business and resulted in the formation of two separate and independent publicly-traded companies: new Alberto-Culver, a worldwide manufacturer and marketer of leading beauty care and other personal care products, and Sally Beauty Holdings, Inc., a leading distributor of professional beauty supplies. As a result of the transaction, beginning in the first quarter of fiscal year 2007, the results of operations of Sally Beauty and Beauty Systems Group are reported as discontinued operations.

Alberto-Culver Third Quarter and Nine Month	Page 4
Fiscal Year 2008 Earnings Release

The Company reported a loss from discontinued operations of $8.6 million (net of tax) in the third quarter of fiscal 2008 compared to earnings of $1.9 million (net of tax) during the third quarter of fiscal 2007. The $8.6 million (net of tax) loss from discontinued operations in the third quarter of fiscal 2008 includes a $10.1 million loss related to Cederroth, net of $1.5 million of income related to Sally. The Cederroth loss includes income from normal operations ($3.8 million, net of tax) offset by legal and other expenses related to the Cederroth transaction ($1.6 million which is not expected to be deductible for tax purposes) and an unrealized loss ($3.1 million, net of tax) to adjust the deal contingent Euro forward contract to fair value. In addition, as a result of the expected sale of Cederroth, the Cederroth loss for the third quarter includes $9.2 million of tax expense on a portion of Cederroth’s unremitted foreign earnings. For the first nine months of fiscal year 2008, the Company reported a loss from discontinued operations of $4.8 million (net of tax) compared to a loss from discontinued operations of $1.4 million (net of tax) in the prior year. The diluted loss per share from discontinued operations was eight cents this quarter versus earnings of two cents in the prior year quarter, while nine month fiscal year 2008 diluted loss per share from discontinued operations was five cents compared to a loss of one cent in the prior year. Including continuing and discontinued operations, the Company reported net earnings of $21.1 million or 21 cents per share on a fully diluted basis this quarter, compared to net earnings of $25.1 million or 25 cents per fully diluted share in the third quarter of fiscal 2008. Net earnings for the first nine months of fiscal year 2008 were $81.1 million or 80 cents per diluted share compared to net earnings of $41.8 million or 43 cents per share in 2007.

Due to the disclosure of financial results excluding restructuring and other expenses, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A description of the Company’s restructuring activities and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com.

The Company will discuss its third quarter and first nine month fiscal year 2008 results with investors in a call to be held later today (Monday, July 28) at 11 a.m. Eastern Time. The dial-in numbers for the call are 866-742-2281 or 660-422-4763 and the conference ID is 55258422. The numbers for a replay of the conference call are 800-642-1687 or 706-645-9291 and will be available through Wednesday, August 28, 2008. The conference ID is 55258422. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Investing Section, and at www.earnings.com.

Alberto-Culver Third Quarter and Nine Month	Page 5
Fiscal Year 2008 Earnings Release

The company will post on its website (www.alberto.com) today the consolidated statements of earnings for each of the quarters in fiscal 2007 and the first three quarters of fiscal 2008, reclassified to present the results of operations related to Cederroth as discontinued operations.

Alberto-Culver Company manufactures, distributes and markets leading beauty care and other personal care products including TRESemmé, Alberto VO5, Nexxus and St. Ives in the United States and internationally. Several of its household/grocery products such as Mrs. Dash and Static Guard are niche category leaders in the U.S. It is also the second largest producer in the world of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the pattern of brand sales; competition within the relevant product markets; loss of one or more key customers; loss of one or more key employees; inability of efficiency initiatives to improve the company’s margins, such as the decision to close the manufacturing facility and relocate the commercial office in Puerto Rico; increases in costs of raw materials and inflation rates; risks inherent in expanding in existing geographic locations and entering new geographic locations; risks inherent in acquisitions, divestitures and strategic alliances; adverse changes in currency exchange rates; events that negatively affect the intended tax free nature of the distribution of shares of Alberto-Culver Company in connection with the separation of the consumer products business from the beauty supply distribution business on November 16, 2006; the effects of a prolonged United States or global economic downturn or recession; changes in costs; the costs and effects of unanticipated legal or administrative proceedings; the risk that the expected cost savings related to the reorganizations and restructurings may not be realized; health epidemics; adverse weather conditions; loss of distributorship rights; sales by unauthorized distributors in the company’s exclusive markets; and variations in political, economic or other factors such as interest rates, tax changes, legal and regulatory changes or other external factors over which the company has no control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto-Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2007 Annual Report on Form 10-K filed on November 28, 2007 with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Alberto-Culver Third Quarter and Nine Month	Page 6
Fiscal Year 2008 Earnings Release

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended June 30, 2008 and 2007	2008	2007
Net sales	$364,913	325,014
Cost of products sold	167,297	153,421

Gross profit	197,616	171,593
Advertising, marketing, selling and administrative (1) Restructuring and other (2)	153,685 2,726	138,613 1,422

Operating earnings	41,205	31,558
Interest income, net	(1,460)	(1,299)

Earnings from continuing operations before income taxes	42,665	32,857
Provision for income taxes	12,980	9,631

Earnings from continuing operations	29,685	23,226
Discontinued operations, net of income taxes (3)	(8,552)	1,870

Net earnings	$21,133	25,096

Basic earnings (loss) per share:
Continuing operations (2)	.30	.24
Discontinued operations	(.09)	.02

Total	$.21	.26

Diluted earnings (loss) per share:
Continuing operations (2)	$.29	.23
Discontinued operations	(.08)	.02

Total	$.21	.25

Weighted average shares outstanding:
Basic	98,719	97,443
Diluted	100,717	99,989

(1)	Advertising, marketing, selling and administrative expenses includes $832 and $546 of stock option expense recorded during the third quarter of fiscal years 2008 and 2007, respectively, in accordance with SFAS No. 123 (R).
(2)	Restructuring and other expenses includes severance and other costs incurred related to the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other expenses includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business. During the third quarter of fiscal year 2008, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $1,499 and basic and diluted earnings per share from continuing operations by 2 cents. During the third quarter of fiscal year 2007, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $970 and basic and diluted earnings per share from continuing operations by 1 cent.
(3)	Discontinued operations includes the earnings of the Cederroth business, as well as favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto-Culver. In addition, discontinued operations in 2008 includes certain transaction costs and income tax items related to the pending sale of Cederroth.

Alberto-Culver Third Quarter and Nine Month	Page 7
Fiscal Year 2008 Earnings Release

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Nine Months Ended June 30, 2008 and 2007	2008	2007
Net sales	$1,057,469	955,732
Cost of products sold	487,011	454,349

Gross profit	570,458	501,383
Advertising, marketing, selling and administrative (1)	441,974	408,407
Restructuring and other (2)	9,585	32,032

Operating earnings	118,899	60,944
Interest income, net	(6,476)	(2,040)

Earnings from continuing operations before income taxes	125,375	62,984
Provision for income taxes	39,511	19,835

Earnings from continuing operations	85,864	43,149
Discontinued operations, net of income taxes (3)	(4,797)	(1,375)

Net earnings	$81,067	41,774

Basic earnings (loss) per share:
Continuing operations (2)	$.87	.45
Discontinued operations	(.05)	(.01)

Total	$.82	.44

Diluted earnings (loss) per share:
Continuing operations (2)	$.85	.44
Discontinued operations	(.05)	(.01)

Total	$.80	.43

Weighted average shares outstanding:
Basic	98,807	95,371
Diluted	101,127	97,846

(1)	Advertising, marketing, selling and administrative expenses includes $3,803 and $3,087 of stock option expense recorded during the first nine months of fiscal years 2008 and 2007, respectively, in accordance with SFAS No. 123 (R).
(2)	Restructuring and other expenses includes severance and other costs incurred related to the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other expenses includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business, as well as other transaction-related expenses. During the first nine months of fiscal year 2008, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $6,096 and basic and diluted earnings per share from continuing operations by 6 cents. During the first nine months of fiscal year 2007, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $21,369 and basic and diluted earnings per share from continuing operations by 23 cents and 22 cents, respectively.
(3)	Discontinued operations in 2008 includes the results of the Cederroth business together with certain transaction costs and income tax items related to the sale of Cederroth, as well as favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto-Culver. In 2007, discontinued operations includes the results of the Cederroth business for the entire period and the beauty supply distribution business through November 16, 2006, together with other fees and expenses associated with the separation, as well as favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto-Culver.

Alberto-Culver Third Quarter and Nine Month	Page 8
Fiscal Year 2008 Earnings Release

Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	June 30, 2008	September 30, 2007
Assets
Cash, cash equivalents and short-term investments	$155,145	328,666
Accounts receivable, net	232,001	238,541
Inventories	159,151	154,546
Other current assets	42,126	27,430
Current assets of discontinued operations (1)	129,413	108,355

Total current assets	717,836	857,538
Property, plant and equipment, net	213,258	198,341
Goodwill and trade names	234,332	227,565
Long-term investments	66,710	—
Other assets	68,345	79,057
Non-current assets of discontinued operations (1)	134,856	125,059

Total assets	$1,435,337	1,487,560

Liabilities and Stockholders’ Equity

Current portion of long-term debt	$254	120,127
Accounts payable, accrued expenses and income taxes	269,697	261,413
Current liabilities of discontinued operations (1)	41,993	34,510

Total current liabilities	311,944	416,050
Long-term debt	869	359
Other liabilities and income taxes	61,923	54,719
Non-current liabilities of discontinued operations (1)	35,652	32,661

Total liabilities	410,388	503,789
Stock options subject to redemption	6,645	10,407
Stockholders’ equity	1,018,304	973,364

Total liabilities and stockholders’ equity	$1,435,337	1,487,560

(1)	The assets and liabilities of discontinued operations in both periods include the assets and liabilities related to the Cederroth business.

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Fiscal Year 2008 Earnings Release

Segment Data (Unaudited)

(in thousands)

Three Months Ended June 30, 2008 and 2007	2008	2007
Net Sales:
Consumer Packaged Goods	$364,913	325,014

Earnings From Continuing Operations Before Income Taxes:
Consumer Packaged Goods	$44,763	33,526
Stock option expense	(832)	(546)
Restructuring and other (1)	(2,726)	(1,422)
Interest income, net	1,460	1,299

	$42,665	32,857

Nine Months Ended June 30, 2008 and 2007	2008	2007
Net Sales:
Consumer Packaged Goods	$1,057,469	959,940
Eliminations	—	(4,208)

	$1,057,469	955,732

Earnings From Continuing Operations Before Income Taxes:
Consumer Packaged Goods	$132,287	96,063
Stock option expense	(3,803)	(3,087)
Restructuring and other (1)	(9,585)	(32,032)
Interest income, net	6,476	2,040

	$125,375	62,984

(1)	Restructuring and other expenses includes severance and other costs incurred related to the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other expenses includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business, as well as other transaction-related expenses.

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Fiscal Year 2008 Earnings Release

Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and nine months ended June 30, 2008 includes references to certain of the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Pre-tax earnings from continuing operations excluding restructuring and other expenses

•	Earnings from continuing operations excluding restructuring and other expenses

•	Basic earnings per share from continuing operations excluding restructuring and other expenses

•	Diluted earnings per share from continuing operations excluding restructuring and other expenses

•	Organic sales growth

On December 1, 2006, the Company announced a reorganization plan following the completion of the separation. All costs incurred related to this plan, as well as certain other charges recorded in connection with the closing of the separation, are classified as “restructuring and other” on the statement of operations. During the first nine months of fiscal year 2007, the Company recorded restructuring costs of $32.0 million ($21.4 million after taxes or 22 cents per diluted share from continuing operations) with $1.4 million ($1.0 million after taxes or 1 cent per diluted share from continuing operations) in the third quarter. The pre-tax amount consisted primarily of severance related to the restructuring ($14.2 million), charges related to the acceleration of vesting of stock options and restricted stock ($11.4 million) and contractual termination benefits for the Company’s former President and Chief Executive Officer relating to the separation ($9.9 million), partially offset by gains on the sale of the corporate airplane and the Company’s interest in a Net Jets airplane ($5.9 million). During the first nine months of fiscal year 2008, the Company recorded additional restructuring costs related to this plan of $2.4 million ($99,000 in the third quarter).

On October 29, 2007, the Company announced that it expects to close its manufacturing facility in Toronto, Canada. All costs incurred related to this plan are also classified as “restructuring and other” on the statement of earnings. During the first nine months of fiscal year 2008, the Company recorded restructuring costs related to this plan of $4.0 million consisting of severance ($2.5 million) and fixed asset write-offs and charges net of a gain on the sale of the Toronto plant ($1.5 million). In the third quarter of fiscal year 2008, the company recorded a net benefit of $586,000 related to this plan, which primarily included the gain on the sale of the plant, partially offset by other fixed asset charges.

On May 29, 2008, the Company announced that it expects to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico. All costs incurred related to this plan are also classified as “restructuring and other” on the statement of earnings. During the third quarter of fiscal year 2008, the company recorded restructuring costs related to this new plan of $3.2 million, which primarily included severance ($1.6 million) and an impairment charge for the Puerto Rico manufacturing facility and certain manufacturing equipment ($1.6 million).

In total, the Company recorded restructuring and other costs during the first nine months of fiscal year 2008 of $9.6 million ($6.1 million after taxes or 6 cents per diluted share from continuing operations) with $2.7 million ($1.5 million after taxes or 2 cents per diluted share from continuing operations) in the third quarter.

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Fiscal Year 2008 Earnings Release

Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP for the three and nine months ended June 30, 2008 and 2007 are as follows (in thousands, except per share data):

	Three Months Ended June 30		Nine Months Ended June 30
	2008	2007	2008	2007
Pre-tax earnings from continuing operations, as reported	$42,665	32,857	$125,375	62,984
Restructuring and other expenses	2,726	1,422	9,585	32,032

Pre-tax earnings from continuing operations, excluding restructuring and other expenses	$45,391	34,279	$134,960	95,016

Earnings from continuing operations (net of income taxes), as reported	$29,685	23,226	$85,864	43,149
Restructuring and other expenses, net of income taxes	1,499	970	6,096	21,369

Earnings from continuing operations (net of income taxes), excluding restructuring and other expenses	$31,184	24,196	$91,960	64,518

Basic earnings per share from continuing operations, as reported	$.30	.24	$.87	.45
Restructuring and other expenses, net of income taxes	.02	.01	.06	.23

Basic earnings per share from continuing operations, excluding restructuring and other expenses	$.32	.25	$.93	.68

Diluted earnings per share from continuing operations, as reported	$.29	.23	$.85	.44
Restructuring and other expenses, net of income taxes	.02	.01	.06	.22

Diluted earnings per share from continuing operations, excluding restructuring and other expenses	$.31	.24	$.91	.66

	Three Months Ended June 30		Nine Months Ended June 30
	2008	2007	2008	2007
Net sales growth, as reported	12.3%	10.4%	10.6%	9.3%
Effect of foreign exchange	(1.0)	(2.1)	(1.9)	(1.6)

Organic sales growth	11.3%	8.3%	8.7%	7.7%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.

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